Exhibit 99.1

PRESS RELEASE

Dated: October 19, 2006

FOR IMMEDIATE DISTRIBUTION

CONTACT: Ronald E. Baron

Senior Vice President and Chief Financial Officer
Voice: 434-292-8100 E-mail: ron.baron@cbtva.com

Recovery Buoys Third Quarter Earnings

at Citizens Bancorp of Virginia, Inc.

(Blackstone, Virginia) Citizens Bancorp of Virginia, Inc., the parent company of Citizens Bank and Trust Company, announced third quarter earnings of $1,087,000, or $0.45 per share, which represents a 31.8% increase over 2005 third quarter earnings of $826,000, or $0.34 per share. A cash recovery stemming from a prior commercial loan charge off helped to spur earnings in the quarter for the Company. The recovery resulted in creating an excess amount in the reserve for loan losses. Therefore, a reversal in the provision for loan losses amounting to $365,000 was recorded during the most recently completed calendar quarter. Earnings for the quarter, exclusive of the recovery, were $831,000 or unchanged compared to the same quarter in 2005. For the nine-month period ended September 30, 2006, the Company reported earnings of $2,754,000, an increase of $534,000 or 24.1% compared to $2,220,000 reported for the first nine months of 2005. Year to date earnings for the first nine months of 2006, exclusive of the loan loss recovery, were $2,498,000 or $1.02 per share, which is $0.11 greater than the $0.91 per share earnings for the first nine months of 2005. The return on average assets, annualized for the first nine months of 2006, was 1.33%, which is a 23.1% improvement from the annualized return on average assets for the first nine months of 2005 at 1.08%. The return on average assets, excluding the loan loss recovery, was 1.20% or an 11.1% increase from the year ago period.

Joseph D. Borgerding, President and Chief Executive Officer, stated, “The Bank reached a settlement with a large commercial loan customer that has resulted in a substantial recovery to the Bank. Recoveries of this magnitude are often complex and require much effort and time to reach a successful conclusion. Exclusive of this recovery, it is important to note that the Company’s earnings for the quarter and year-to-date reflect strong results.”

At the end of the third quarter, total assets were $280.6 million, representing a $7.5 million or 2.7% increase over the December 31, 2005 amount of $273.1 million. Deposit account balances were $236.9 million at September 30, 2006, which is a 1.5% increase from $233.3 million at December 31, 2005. The Bank’s non-interest bearing demand deposit balances increased $2.5 million from December 31, 2005 to $37.8 million at September 30, 2006, and time deposits likewise increased $4.2 million for the period to $131.5 million at September 30, 2006. During the same period, loans increased $4.0 million or 2.0% to $204.3 million at September 30, 2006. Mr. Borgerding stated, “Loan origination activity remains ahead of 2005; however, this is not totally reflected in our loan outstandings due to significant loan payoffs which are a result of refinances of commercial and consumer loans to the secondary mortgage market. In addition, commercial real estate sales have also contributed to the payoff totals which may be a result of profit taking in anticipation of the forecasted real estate slow down.” At September 30, 2006, the investment portfolio had grown $1.7 million from December 31, 2005 to end the period at $49.6 million and overnight funds increased by $3.8 million in the first nine months of 2006 to end the period at $4.3 million. Earning assets at September 30, 2006 totaled $258.3 million or an increase of $9.4 million from $248.9 million at December 31, 2005. Earning assets as a percentage of total assets at September 30, 2006 and December 31, 2005 was 92.0% and 91.1%, respectively.

Net interest income increased to $2,730,000 in the third quarter of 2006 from $2,628,000 during the same period in 2005. Loan interest income increased 12.5% or $404,000 for the quarter ended September 30, 2006 as compared to the year-earlier period. Investment securities income was $43,000 or 9.1% higher than the year-earlier quarter. The provision for loan losses reflected a net recovery of $355,000 for the third quarter as the Bank provided $10,000 to cover losses from the authorized overdraft program (AOD), which slightly offset the loan loss recovery. This result is a $498,000 favorable variance for the quarter ended September 30, 2006 as compared to the same period last year when $143,000 provided for potential losses in loans and the AOD program. For the nine months ended September 30, 2006, net interest income totaled $8,117,000, or $398,000 greater than the $7,719,000 earned in the year earlier period. The provision for loans losses and the AOD program for 2006, to date, totaled a net recovery of $320,000 as compared to a net provision of $339,000 for the same period in 2005.

Non-interest income, excluding gains on sale of OREO, decreased 6.6% from $646,000 in the third quarter of 2005 to $603,000 for the same period in 2006. The decline in non-interest income for the quarter was primarily from service charges on deposit accounts that declined $146,000 to $306,000 as compared to $452,000 earned during the same quarter in 2005. This decline was offset by higher income of $103,000 in other fee income, higher BOLI income, and gains on sale of securities and loans. When comparing non-interest income for the first nine months of 2006, exclusive of gains on OREO, the Bank earned $1,715,000 or $70,000 more than the $1,645,000 for the same period in 2005.

Non-interest expense increased $130,000 or 6.5% in the third quarter of 2006 to $2,139,000, as compared to $2,009,000 for the third quarter of 2005. “Among the key achievements of this management team is the ability to manage costs, and we continue to exhibit this in the results for the first nine months of 2006,” noted Mr. Borgerding. “We are projecting that, during the last quarter of 2006, operating expenses related to the opening of the our eleventh banking office in South Hill will push the Company’s expenses higher. However, for the whole year, non-interest expenses should still show a modest increase from 2005,” concluded Mr. Borgerding. For the first nine months of 2006, non-interest expense totaled $6,275,000, an increase of 3.7% over the same nine month period in 2005 when non interest expense was $6,048,000.

The net interest margin for the three months ended September 30, 2006 was 4.24% or 8 basis points greater than the three months ended September 30, 2005 when the net interest margin for the quarter was 4.16%. The rise in short term interest rates, which has resulted in a flattened-to-inverted yield curve, has resulted in creating added pressure on interest margins everywhere in the industry. The Bank’s interest margin, however, continues to benefit from the rise in lower costing deposit account balances and careful management of interest rates. For the nine months ended September 30, 2006, the net interest margin was 4.26% or 16 basis points greater than the net interest margin of 4.10% for the nine months ended September 30, 2005. The yield on earning assets for the first nine months of 2006 was 6.34% as compared to 5.72% for the same period of 2005, or 62 basis points higher. Meanwhile, the cost of funds increased 50 basis points for the same period of 2006 to 2.20% as compared to 1.70% for the year earlier period.

Mr. Borgerding commented, “This challenging interest rate environment continues to put pressure on margins. The Bank continues to perform well due to the Management team and staff’s focus on relationship banking, growth of demand deposits and defined loan segments, growth in non-interest income sources exclusive of deposit fees, management of the margin, emphasis on credit quality, and careful management of expenses.”

Mr. Borgerding commented, “The Bank is excited about the fourth quarter 2006 opening of its newest branch in South Hill, Virginia. The opening of the South Hill branch is a continuation of the Bank’s strategy to open branches in growth markets that offer positive impact to our existing franchise. As a result of this strategy, Citizens Bank and Trust Company opened a branch in Chesterfield in 2003, Colonial Heights in 2005, and anticipates continued success in the South Hill market.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The bank has nine offices in the Counties of Amelia, Chesterfield, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights. An eleventh banking office will be located at 622 East Atlantic Avenue in South Hill, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC BB under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2006, as filed with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	September 30, 2006 (Unaudited)	December 31, 2005

Assets

Cash and due from banks	$ 6,451	$ 8,645
Interest-bearing deposits in banks	19	72
Federal funds sold	4,299	513
Securities available for sale, at fair market value	48,837	47,254
Restricted securities	773	684
Loans, net of allowance for loan losses of $1,988 And $1,954	202,370	198,412
Premises and equipment, net	7,726	7,174
Accrued interest receivable	1,778	1,706
Other assets	8,364	8,616

Total assets	$ 280,617	$ 273,076

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$ 37,782	$ 35,308
Interest-bearing	199,087	197,698
Total deposits	$ 236,870	$ 233,276
Short term borrowings	6,407	4,536
Accrued interest payable	1,233	875
Accrued expenses and other liabilities	990	930
Total liabilities	$ 245,499	$ 239,617

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares; none outstanding	$ --	$ --
Common stock, $0.50 par value; authorized 10,000,000 shares; issued and outstanding, 2,440,750	1,220	1,220
Additional paid-in capital	49	49
Retained earnings	34,544	32,971
Accumulated other comprehensive income (loss), net	(696)	(781)
Total stockholders’ equity	$ 35,118	$ 33,459

Total liabilities and stockholders’ equity	$ 280,617	$ 273,076

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest and Dividend Income
Loans, including fees	$ 3,625	$ 3,221	$ 10,552	$ 9,274
Investment securities	516	473	1,469	1,370
Federal Funds sold	13	28	57	119
Other	2	(0)	7	8

Total interest and dividend income	$ 4,156	$ 3,721	$ 12,084	$ 10,770

Interest Expense
Deposits	$ 1,369	$ 1,074	$ 3,816	$ 3,018
Short term borrowings	57	19	150	34
Total interest expense	$ 1,426	$ 1,093	$ 3,967	$ 3,051

Net interest income	$ 2,730	$ 2,628	$ 8,117	$ 7,719

Provision (recovery) for loan losses	(355)	143	(320)	339

Net interest income after provision
for loan losses	$ 3,085	$ 2,485	$ 8,437	$ 7,381

Noninterest Income
Service charges on deposit accounts	$ 306	$ 452	$ 941	$ 1,090
Net gain on sales of securities	40	--	40	--
Net gain on sales of loans	25	8	70	41
Net gain (loss) on sale of OREO	--	--	77	(2)
Income from bank owned life insurance	67	58	194	185
Other	165	128	392	331
Total noninterest income	$ 603	$ 646	$ 1,715	$ 1,645

Noninterest Expense
Salaries and employee benefits	$ 1,188	$ 1,138	$ 3,548	$ 3,386
Net occupancy expense	127	107	391	324
Equipment expense	200	198	571	605
Other	624	566	1,765	1,732
Total noninterest expense	$ 2,139	$ 2,009	$ 6,275	$ 6,048

Income before income taxes	$ 1,549	$ 1,122	$ 3,877	$ 2,978

Income taxes	462	296	1,124	758

Net income	$ 1,087	$ 826	$ 2,754	$ 2,220

Earnings per share, basic & diluted	$ 0.45	$ 0.34	$ 1.13	$ 0.91